AUTHORIZATION - SOFTGOODS

This Authorization, effective this 1st day of April, 2008, by and between Jordan Outdoor Enterprises, Ltd. (herein after referred to as Licensor), a Georgia corporation having its principal place of business at 1390 Box Circle, Columbus, Georgia, 31907, and Innovative Designs, Inc. (herein after referred to as "Manufacturer") having its principal place of business located at 124 Cherry Street, Pittsburg, PA 15223.

Whereas, Licensor is also the owner of a visual work of art embodied in an artistic camouflage design, which designs are the subject of U.S. Copyright Registration(s) set forth on Schedule "1".

Whereas, Licensor is the owner of other intellectual property rights in said camouflage designs identified by the Trademark(s) set forth on Schedule "1" and desires to license its rights to such design and to such intellectual property rights therein for the use in connection with various goods.

As used in this Authorization certain words and phrases shall mean as follows, unless the context of the use thereof clearly indicates to the contrary:
(a) The term, "AUTHORIZED DESIGN" refers to the design(s) identified by and marketed under the Trademark(s) set forth on Schedule "1."
(b) The term "COPYRIGHT" refers to Copyright Registration(s) set forth on Schedule "1."
(c) The term "TRADEMARK" refers to the U.S. Trademark(s) set forth on Schedule "1."
(d) The term "AUTHORIZED PRODUCTS" shall mean any product or part thereof bearing any of the Authorized Design(s) and Copyright(s), and more specifically set forth on the attached Schedule "A."
(e) The term "AUTHORIZED PATTERNS/AUTHORIZED DESIGNS" shall refer to the Copyright(s) and Trademark(s) of Licensor.

Subject to the following conditions set forth herein, you may manufacture the Authorized Products on Schedule "A", attached hereto and made a part hereof, which conditions refer to Copyright and Trademark Registration for our proprietary camouflage patterns.

It is necessary that the following conditions be adhered to at all times so that the REALTREE® and ADVANTAGE® brands and the Authorized Products bearing these patterns, retain their reputation for high quality workmanship;
(a) Samples of all Authorized Products must be submitted for approval prior to production. All samples shall be provided free of charge to Licensor and shall be transmitted to Licensor, shipment prepaid. You will be advised as quickly as possible regarding approval or disapproval of these products. If you have any questions, please call your Account Manager.
(b) Licensor retains the right, upon proper notice, to inspect your manufacturing facility to be certain that the goods being shipped meet all standards set by the finished products which were approved. These inspections shall be limited to one inspection per year. All information gained through inspections of said manufacturing facility will remain confidential.
(c) Manufacturer agrees to ensure that any and all fabrics with Licensor's Authorized Patterns/Authorized Designs will be purchased and acquired through authorized Fabric Licensees of Licensor.
(d) Manufacturer may only produce Authorized Products expressly stated herein or stated in further documentation from Licensor. Any additional items that you may want to manufacture with our proprietary patterns must be submitted to this office for prior approval.
(e) All catalogs, advertising, display and promotional copy shall be submitted to Licensor at least fifteen (15) days in advance of production of the catalogs, advertising, display, or promotional copy to allow Licensor to approve, comment on, or express its disapproval thereof and for any required changes to be made. Any approval granted by Licensor hereunder will extend only to Manufacturer's use of Trademark(s). Materials to be submitted and/or made available to Licensor shall be sent to: Jordan Outdoor Enterprises, Ltd., 1390 Box Circle, Columbus, GA 31907; Attn: Licensing Department.
(f) Authorized Manufacturer must affix official hangtags and/or stickers to the Authorized Products stated herein. Official hangtags and stickers are to be purchased from approved Hang Tag Manufacturer and/or Licensor.
(g) Prior to any sale offerings, this office must approve new channels of distribution.
(h) During the term of this Authorization, Manufacturer will be subject to an Audit of Authorized Patterns/Authorized Designs; to include examinations of any and all documents and/or facilities related directly and/or indirectly to the aforementioned commercial activities. Commercial activities include but are not limited to the following – production, purchase, storage, conversion, distribution, import, and/or export of Licensor's Authorized Patterns/Authorized Designs and/or fabrics.
(i) Manufacturer may not assign its rights or sub-license the use of Authorized Patterns/Authorized Designs to third parties, and such right is expressly withheld from this Authorization.
(j) Manufacturer shall not use any Trademark or service mark of Licensor, any translation thereof or similar mark, as part of its corporate name or any trade name.
(k) Manufacturer shall mark each Authorized Product and/or the packaging of the Authorized Product in the same manner as the approved pre-production or production samples or in such manner specified by Licensor in writing. Manufacturer shall display the Authorized Patterns/Authorized Designs on all Authorized Products sold in each country with a legally sufficient legend in such country to indicate that such Trademark is registered or unregistered, as appropriate; e.g. such legend in the United States constitutes an "®" adjacent the Trademark for a registered Trademark and a "™" adjacent such Trademark for an unregistered Trademark.
(l) Manufacturer shall place its own name or identifying mark on the Authorized Products and on their packaging in a manner approved by Licensor so that Licensor can readily identify the source of the Authorized Products.
(m) Nothing in this Authorization shall be construed as warranty or representation that anything made, used, displayed, sold, or otherwise disposed of under any license granted in this Authorization is or will be free from the rightful claim of any third party by way of infringement or the like except as specifically provided herein.

INITIAL

Innovative Designs, Inc.

(n) Except as specifically provided herein, Licensor makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to use, sale, or other disposition by Manufacturer or its vendors or other transferee of Authorized Patterns/Authorized Designs.
(o) Manufacturer shall be held accountable for unauthorized printing and/or manufacture of products using the Authorized Patterns/Authorized Designs. This accountability shall extend to any third party who has printed and/or manufactured for or on behalf of Manufacturer.

Violators of Licensor's Authorized Patterns/Authorized Designs via the purchase or acquisition of fabrics from any source (unauthorized or authorized Licensee of Licensor) are subject to immediate termination, penalties including reimbursement for all related audit and legal costs and prosecution to the fullest extent of the law.

The parties herein agree to hold the other party harmless for any losses and expenses, claims, suits, or other liability resulting from injury to or death of any person or damage to property arising out of or in any way connected with the negligent exercise of the Manufacturer granted by this Authorization but only to the extent caused in whole or in part by a defective Authorized Product or the negligent or intentional acts or omissions of Manufacturer outside the scope of this Authorization. Manufacturer shall secure and maintain in force throughout the term of this Authorization and for five (5) years immediately following the termination, insurance liability in the amount of one million ($1,000,000.00) dollars covering comprehensive general liability, including products liability. A fully paid certificate of insurance with Licensor listed as a policy/certificate holder must be submitted for Licensor's approval and records before any Authorized Product is manufactured or distributed hereunder. In any such policy, Licensor shall receive at least thirty (30) days prior written notice of intent to cancel, alter or amend said policy.

Licensor shall have the right to terminate this Authorization at any time upon thirty (30) days written notice to the Manufacturer.

Immediate written termination of this Authorization will be given by Licensor upon any of the following conditions:
(a) Failure to submit finished Authorized Product for approval prior to production;
(b) Failure to maintain required quality of Authorized Product as determined at any time by Licensor;
(c) Failure to apply appropriate identification hang tags to the finished Authorized Product;
(d) Failure to comply with the proper use or procurement of fabrics that use Licensor's Authorized Patterns/Authorized Designs;
(e) Failure to submit catalogs, advertising, display, and promotional copy for approval regarding the proper use of Trademark Registrations connected with Authorized Pattern and Authorized Product;
(f) Authorized Products become the subject of a recall by the Consumer Product Safety Commission and the manufacturer fails to take immediate and appropriate action;
(g) Authorizations are non-transferable. If any party, either alone or pursuant to an arrangement or understanding with one or more persons, directly or indirectly acquires control of Manufacturer, Manufacturer shall immediately give notice to Licensor and Licensor shall have the right, without prejudice to any other rights which Licensor may have, to terminate or amend this Authorization.

Upon termination of this Authorization, Manufacturer agrees to:
(a) immediately discontinue the manufacture of all Authorized Products and the use of all Authorized Patterns/Authorized Designs; and
(b) immediately return to Licensor, all materials relating to the Licensed Trademark(s) including, but not limited to, all artwork, color separations, prototypes and the like; and
(c) within thirty (30) days, Manufacturer shall provide Licensor with a written inventory of all Authorized Products currently in stock at the time of termination or expiration.

The Manufacturer will then be given six (6) months to dispose of the Authorized Products that have already been produced, with the exception of an uncorrected recall, and in that event none of the said Authorized Products shall be sold.

REALTREE® and ADVANTAGE® are brands of Jordan Outdoor Enterprises, Ltd. Each brand provides its own approvals, licensing and hangtags.

Please sign and date the lower left-hand corner of this Authorization to acknowledge your acceptance of the terms and conditions set forth herein. If this Authorization is not returned by **May 12, 2008**, we will assume that you do not want to execute these documents for the use of REALTREE® and ADVANTAGE® patterns and this document becomes null and void.

This Authorization shall supersede all previous Authorizations between the parties for the use of said Trademark(s) and Copyright(s) in connection with Authorized Products. Any addendum made to this Authorization, after the original Authorization is signed by both parties, shall supersede the original executed Authorization regarding the specific change documented by the addendum.

Innovative Designs, Inc.	Jordan Outdoor Enterprises, Ltd.
[signature]	E M Myers
Date 4/15/08	Erin Myers, Licensing Administrative Assistant
Innovative Designs, Inc.	Date 04-10-08

INITIAL [initials]

April 1, 2008
Softgoods - Auth2008 K

Schedule "A" of Trademark License Softgoods Authorization

The Authorized Products listed on Schedule "A" become a continuation of the Authorization dated 1st of April, 2008, and signed by both parties.

Authorized Manufacturer:	Innovative Designs, Inc.
Address:	124 Cherry Street Pittsburg, PA 15223
Phone #:	412-799-0350
Authorized Pattern(s):	REALTREE HARDWOODS HD® REALTREE HARDWOODS GREEN HD® REALTREE HARDWOODS® SNOW REALTREE HARDWOODS® BLAZE REALTREE AP HD® REALTREE APG HD® ADVANTAGE CLASSIC® ADVANTAGE WETLANDS CAMO® ADVANTAGE TIMBER® ADVANTAGE MAX-4 HD® ADVANTAGE MAX-1 HD®
Execution Fee:	Five hundred ($500) dollars
Term:	Five (5) years
Authorized Product(s):	Hooded jacket, Insulated bibs, Waterproof/breathable gloves
Authorized Fabric(s):	Polyester fleece
Authorized Fabric Source(s):	Global Concepts 886-2-2507-2234, Schott Performance Fabrics 330-773-7851

NOTES:

- All products produced for retail sales must have the proper Licensed Product hang tag or sticker, which must be purchased from Licensor.
- Manufacturing Terms, Restrictions and Conditions must be submitted for each Manufacturer before production begins.

Samples: A sample of the Authorized Product(s), set forth on Schedule "A", must be furnished to Licensor prior to production.

Graphics: All illustrations and advertisements using Licensor's Trademarks must be approved by Jordan Outdoor Enterprises, Ltd. prior to any use, distribution, or sale of product.

Insurance: Insurance is required. The insurance liability is $1,000,000.00. The term limit is the life of the Authorization and for 5 years immediately following termination of the Authorization.

INITIAL

AUTHORIZATION – SOFTGOODS
SCHEDULE "1"
UNITED STATES

TRADEMARK	REGISTRATION NUMBER
REALTREE AP HD®	3,326,492
REALTREE APG HD®	3,326,493
REALTREE HARDWOODS HD®	3,066,226
REALTREE HARDWOODS GREEN HD®	3,210,104
ADVANTAGE CLASSIC®	2,649,847
ADVANTAGE MAX-4 HD®	3,074,188
ADVANTAGE MAX-1 HD®	3,151,846
ADVANTAGE TIMBER®	2,358,338
ADVANTAGE WETLANDS CAMO®	2,255,981

FILED TRADEMARK APPLICATIONS

COPYRIGHTS	REGISTRATION NUMBER
REALTREE HARDWOODS HD®	VA 529-869
REALTREE HARDWOODS GREEN HD®	VA 529-870
ALL-PURPOSE HIGH DEFINITION (AP HD®)	VAu 695-380
ALL-PURPOSE HIGH DEFINITION (APG HD®)	VAu702-389
ADVANTAGE CLASSIC®	VA 626-154
ADVANTAGE MAX-4 HD®	Vau571-383
ADVANTAGE TIMBER®	VA 998-181
ADVANTAGE WETLANDS CAMO®	VA 875-768
ADVANTAGE MAX-1 HD®	Vau649-883

AUTHORIZED DESIGNS (Specific Pattern Colorations)

REALTREE HARDWOODS HD®
REALTREE HARDWOODS GREEN HD®
REALTREE HARDWOODS® SNOW
REALTREE HARDWOODS® BLAZE
REALTREE AP HD®
REALTREE APG HD®
ADVANTAGE CLASSIC®
ADVANTAGE WETLANDS CAMO®
ADVANTAGE TIMBER®
ADVANTAGE MAX-4 HD®
ADVANTAGE MAX-1 HD®

INITIAL

John L. Thomas, Esquire
18 Beth Drive
Moorestown, NJ 08057

Telephone: 856.234.0960 Facsimile: 856.234.2098

FACSIMILE TRASNMISSIOM

To: Richard Fischer, CPA

From: John Thomas

Date: 11-18-09

Re: IDI

No. of Pages (including cover page) 11

Comments: Rich,
Here are the Hass and Jordan agreements that are to be included as exhibits to the amended 10-K.

Best regards.